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Filed pursuant to Rule 424(b)(2)
Registration No. 333-159346

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Unit	Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, including attached preferred share purchase rights	14,375,000	$18.25	$262,343,750.00	$14,639.00

(1)
Includes 1,875,000 shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares.

(2)
The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MAY 19, 2009

12,500,000 Shares

FOREST OIL CORPORATION

Common Stock

        We are offering 12,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "FST." On May 19, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $19.40 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement, on page 5 of the accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$18.25	$228,125,000
Underwriting discounts and commissions	$0.40	$5,000,000
Proceeds to Forest Oil Corporation (before expenses)	$17.85	$223,125,000

        We have granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of common stock from us on the same terms and conditions as set forth above if the underwriters sell more than 12,500,000 shares of common stock in this offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about May 26, 2009.

Deutsche Bank Securities	Credit Suisse

The date of this prospectus supplement is May 20, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describe the specific terms of this offering. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, give more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus we are referring to both this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Additional information about us, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to certain of our filings with the Securities and Exchange Commission, or SEC. You are urged to read carefully this prospectus and the information incorporated by reference in this prospectus, including the risk factors and other cautionary statements described under the heading "Risk Factors" included elsewhere in this prospectus, in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008, and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 before investing in our common stock. See "Where You Can Find More Information" in this prospectus supplement.

        Unless otherwise stated, this prospectus supplement assumes no exercise of the option to purchase additional shares by the underwriters.

        Unless this prospectus otherwise indicates or the context otherwise requires, the terms "we," "our," "us," "Forest," or other similar terms as used in this prospectus refer to Forest Oil Corporation and its subsidiaries.

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and the information we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus, including "Risk Factors," the information incorporated by reference in this prospectus, and the other information to which we have referred you.

 Forest Oil Corporation

        We are an independent oil and gas company engaged in the acquisition, exploration, development, and production of natural gas and liquids primarily in North America. We were incorporated in New York in 1924, as the successor to a company formed in 1916, and have been a publicly held company since 1969.

        We currently conduct our operations in three geographical segments and five business units. The geographical segments are: the United States, Canada, and International. The business units are: Western, Eastern, Southern, Canada, and International. We conduct exploration and development activities in each of our geographical segments; however, substantially all of our estimated proved reserves and all of our producing properties are located in North America. Our total estimated proved reserves as of December 31, 2008 were approximately 2,668 billion cubic feet equivalent. At December 31, 2008, approximately 87% of our estimated proved reserves were in the United States, approximately 11% were in Canada, and approximately 2% were in Italy.

        Our common stock trades on the New York Stock Exchange under the symbol "FST."

        Our principal executive offices are located at 707 17th Street, Suite 3600, Denver, Colorado 80202, and our telephone number at our principal executive offices is (303) 812-1400.

 The Offering

Issuer	Forest Oil Corporation
Common stock offered	12,500,000 shares
Common stock outstanding after this offering	109,606,323 shares(a)
Option to purchase additional shares	1,875,000 shares
Use of proceeds
We expect to receive net proceeds from the sale of 12,500,000 shares of common stock in this offering of approximately $222.8 million (after deducting underwriting discounts and commissions and estimated offering expenses). If the underwriters exercise their option to purchase additional shares in full, we expect to receive net proceeds from this offering of approximately $256.3 million (after deducting underwriting discounts and commissions and estimated offering expenses). We intend to use the net proceeds from this offering to reduce borrowings under our bank credit facilities. See "Use of Proceeds" in this prospectus supplement.

Because more than 10% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority.
New York Stock Exchange symbol	FST
Transfer agent and registrar	Mellon Investor Services LLC

(a)
Based on 97,106,323 shares of common stock outstanding as of May 18, 2009.

Risk Factors

        You should carefully consider all of the information in this prospectus and the documents incorporated by reference in this prospectus. In particular, you should evaluate the risk factors and other cautionary statements included or described under the heading "Risk Factors" included elsewhere in this prospectus supplement and the accompanying prospectus.

Summary Historical Financial and Operating Data

        We derived the summary historical financial data as of and for the years ended December 31, 2008, 2007, and 2006 from our audited financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008 and December 31, 2007. We derived the summary historical financial data as of and for the three months ended March 31, 2009 and 2008 from our unaudited financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and March 31, 2008. The data for the three-month periods have not been audited.

        The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference in this prospectus.

	As of and for the Quarter Ended March 31,		As of and for the Year Ended December 31,
	2009	2008	2008	2007	2006
	(In Thousands, Except Per Share Amounts, Volumes, and Prices)
Statement of operations data:
Revenues	$194,667	376,530	1,647,163	1,083,892	819,992
Operating expenses:
Lease operating expenses	41,231	37,565	167,830	167,473	154,874
Production and property taxes	11,695	20,051	82,147	55,264	39,041
Transportation and processing costs	5,244	4,925	19,472	20,200	21,876
General and administrative (including stock-based compensation)	16,085	19,288	74,732	63,751	48,308
Depreciation and depletion	104,552	115,567	532,181	390,338	266,881
Accretion of asset retirement obligations	2,038	1,784	7,602	6,064	7,096
Ceiling test write-down of oil and gas properties	1,575,843	—	2,369,055	—	3,668
Gain on sale of assets	—	—	(21,063)	(7,176)	—
Spin-off costs	—	—	—	—	5,416

Total operating expenses	1,756,688	199,180	3,231,956	695,914	547,160

Earnings (loss) from operations	(1,562,021)	177,350	(1,584,793)	387,978	272,832
Other income and expense:
Interest expense	36,545	27,857	125,679	113,162	71,787
Realized and unrealized (gains) losses on derivative instruments, net	(139,328)	145,876	(165,529)	41,534	(59,765)
Realized and unrealized foreign currency exchange losses (gains), net	3,539	2,775	20,440	(15,415)	3,616
Unrealized losses on other investments, net	2,327	7,091	34,042	4,948	—
Other expense, net	3,016	837	1,576	12,048	211

Total other income and expense	(93,901)	184,436	16,208	156,277	15,849

Earnings (loss) before income taxes and discontinued operations	(1,468,120)	(7,086)	(1,601,001)	231,701	256,983
Income tax:
Current	1,268	(22)	11,139	5,999	2,126
Deferred	(291,615)	(2,332)	(585,817)	56,396	88,777

Total income tax	(290,347)	(2,354)	(574,678)	62,395	90,903

Earnings (loss) from continuing operations	(1,177,773)	(4,732)	(1,026,323)	169,306	166,080
Income from discontinued operations, net of tax(1)	—	—	—	—	2,422

Net earnings (loss)	$(1,177,773)	(4,732)	(1,026,323)	169,306	168,502

	As of and for the Quarter Ended March 31,		As of and for the Year Ended December 31,
	2009	2008	2008	2007	2006
	(In Thousands, Except Per Share Amounts, Volumes, and Prices)
Per share data(2):
Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$(12.32)	(.05)	(11.46)	2.20	2.64
Income from discontinued operations, net of tax	—	—	—	—	.04

Basic earnings (loss) per common share	$(12.32)	(.05)	(11.46)	2.20	2.68

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(12.32)	(.05)	(11.46)	2.16	2.60
Income from discontinued operations, net of tax	—	—	—	—	.04

Diluted earnings (loss) per common share	$(12.32)	(.05)	(11.46)	2.16	2.64

Balance sheet data:
Working capital surplus (deficit)	$68,027	(430,873)	(48,362)	(377,008)	(2,941)
Net oil and gas properties	2,952,055	5,111,631	4,413,537	4,983,220	2,747,412
Total assets	4,011,334	5,861,273	5,282,798	5,695,548	3,189,072
Total long-term debt (including current maturities)	2,934,489	1,540,492	2,735,661	1,503,035	1,204,709
Total shareholders' equity	489,165	2,393,543	1,672,912	2,411,811	1,434,006
Cash flow information:
Net cash provided by operating activities	$148,366	207,072	1,070,040	708,245	422,478
Net cash used in investing activities	(316,877)	(263,607)	(2,093,493)	(1,093,221)	(909,891)
Net cash provided by financing activities	167,182	48,859	1,016,258	359,552	513,832
Operating data:
Production:
Gas (MMcf)	37,588	32,175	141,433	108,042	73,024
Liquids (MBbls)	1,979	1,887	8,031	7,945	8,026
Average sales price(3):
Gas (per Mcf)	$3.63	7.25	7.45	5.79	5.58
Liquids (per Bbl)	29.42	75.87	73.96	57.54	50.70

(1)
Discontinued operations relate to the sale of the business assets of our Canadian marketing subsidiary on March 1, 2004.

(2)
Basic and diluted earnings per share have been adjusted retrospectively for each period to conform with the provisions of FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which was adopted as of January 1, 2009.

(3)
Does not include the effects of hedging, except for 2006 when cash flow hedge accounting was utilized.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks and the risk factors discussed or incorporated by reference in this prospectus, together with all the other information contained in this prospectus or incorporated by reference in this prospectus, including the risk factors and other cautionary statements described under the heading "Risk Factors" included in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, each of which is incorporated by reference in this prospectus.

Risks Related to Investing in Our Common Stock

The market price of our common stock has historically experienced volatility.

        The market price of our common stock has historically experienced fluctuations, including recent volatility that has resulted in our common stock trading at historically high market prices for the past 52 weeks ($83.10 per share for the high) followed by recent significant decreases in the market prices ($10.33 per share for the low). The market price of our common stock is likely to continue to be volatile and subject to fluctuations in response to commodity price volatility, market, and other factors, including the other risk factors incorporated by reference in this prospectus. Volatility or depressed market prices of our common stock could make it difficult for you to resell shares of our common stock at attractive prices.

We may issue shares of preferred stock with greater rights than our common stock.

        Other than our shareholders' rights agreement, we have no current plans, arrangements, understandings, or agreements to issue any preferred stock. However, our restated certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights, or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock. See "Description of Capital Stock—Preferred Stock—Shareholders' Rights Agreement" in the prospectus accompanying this prospectus supplement.

We do not expect to pay dividends on our common stock.

        We do not expect to pay any dividends on our common stock, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, our bank credit facilities and the indentures concerning our senior notes restrict our ability to pay dividends on our common stock. In the future, we may agree to further restrictions on our ability to pay dividends. See "Dividend Policy" in this prospectus supplement.

Additional issuances of equity securities by us would dilute the ownership of our existing shareholders and could reduce our earnings per share.

        We may issue equity in the future in connection with capital raisings, acquisitions, strategic transactions, or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing shareholders would be diluted and our earnings per share could be reduced.

 USE OF PROCEEDS

        We expect to receive net proceeds from the sale of 12,500,000 shares of common stock in this offering of approximately $222.8 million (after deducting underwriting discounts and commissions and estimated offering expenses). If the underwriters exercise their option to purchase additional shares in full, we expect to receive net proceeds from this offering of approximately $256.3 million (after deducting underwriting discounts and commissions and estimated offering expenses).

        We intend to use the net proceeds from this offering to reduce borrowings under our bank credit facilities. At March 31, 2009, there were outstanding borrowings of $800.0 million under our U.S. bank credit facility at a weighted average interest rate of 1.8%, and there were outstanding borrowings of $112.6 million under our Canadian bank credit facility at a weighted average interest rate of 2.1%. We also had used our bank credit facilities for $2.7 million in letters of credit, leaving an unused borrowing amount under our bank credit facilities of $704.7 million at March 31, 2009. At April 30, 2009, there were outstanding borrowings of $800.0 million under our U.S. bank credit facility at a weighted average interest rate of 1.7%, and there were outstanding borrowings of $135.8 million under our Canadian bank credit facility at a weighted average interest rate of 2.1%. We also had used our bank credit facilities for $2.7 million in letters of credit, leaving an unused borrowing amount under our bank credit facilities of $681.5 million at April 30, 2009. Because more than 10% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority.

 CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as of March 31, 2009:

  •
  on a historical basis;

  •
  on an as adjusted basis to reflect the consummation of this offering and the application of approximately $222.8 million in net proceeds to reduce borrowings under our bank credit facilities. See "Use of Proceeds" in this prospectus supplement.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference in this prospectus.

	As of March 31, 2009
	Historical	As adjusted
	(In Thousands)
Cash and cash equivalents	$856	$856

Debt:
Credit facilities	912,578	689,793
8% Senior notes due 2011	285,000	285,000
7% Senior subordinated notes due 2013	1,112	1,112
8 1/2% Senior notes due 2014(1)	600,000	600,000
7 3/4% Senior notes due 2014	150,000	150,000
7 1/4% Senior notes due 2019	1,000,000	1,000,000

	2,948,690	2,725,905
Issuance discounts, premiums, and other, net	(14,201)	(14,201)

Total debt	2,934,489	2,711,704
Shareholders' equity:
Preferred stock, none issued and outstanding	—	—
Common stock, 97,074,098 shares issued and outstanding and 109,574,098 issued and outstanding as adjusted	9,707	10,957
Capital surplus	2,361,716	2,583,251
Accumulated deficit	(1,907,066)	(1,907,066)
Accumulated other comprehensive income	24,808	24,808

Total shareholders' equity	489,165	711,950

Total capitalization	$3,423,654	$3,423,654

(1)
In February 2009, we issued $600 million in principal amount of 8 1/2% senior notes due 2014 at 95.15% of par for proceeds of $559.8 million (net of related offering costs) and used the net proceeds to pay down outstanding balances on our U.S. bank credit facility.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the New York Stock Exchange under the symbol "FST." The following table sets forth the range of high and low intraday sales prices per share of our common stock on the New York Stock Exchange composite tape for each calendar quarter.

	Sales Prices
	High	Low
2007:
First Quarter	$34.25	28.84
Second Quarter	45.05	33.26
Third Quarter	44.72	37.43
Fourth Quarter	52.25	42.78
2008:
First Quarter	$52.22	40.85
Second Quarter	76.20	47.26
Third Quarter	83.10	45.31
Fourth Quarter	49.10	12.00
2009:
First Quarter	$21.79	10.33
Second Quarter (through May 19, 2009)	22.26	12.45

        On May 19, 2009, the closing sale price of our common stock as reported by the New York Stock Exchange was $19.40 per share. We had 97,106,323 shares of common stock outstanding as of May 18, 2009. On that date, there were approximately 1,142 holders of record. The number of holders of record does not include shareholders for whom shares are held in a "nominee" or "street" name.

DIVIDEND POLICY

        Our present or future ability to pay dividends is governed by:

  •
  the provisions of the New York Business Corporation Law;

  •
  our restated certificate of incorporation and bylaws;

  •
  the indentures concerning our 8% senior notes due 2011, our 7 3/4% senior notes due 2014, our 8 1/2% senior notes due 2014, and our 7 1/4% senior notes due 2019; and

  •
  our bank credit facilities.

        On March 2, 2006, we distributed a special stock dividend in connection with the spin-off of our offshore Gulf of Mexico operations; however, we have not paid cash dividends on our common stock during the past five years. The future payment of cash dividends, if any, on our common stock is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition, and other relevant factors. Additionally, our bank credit facilities and the indentures concerning our senior notes restrict our ability to pay dividends. There is no assurance that we will pay any cash dividends.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Deutsche Bank Securities Inc.	6,250,000
Credit Suisse Securities (USA) LLC	6,250,000

Total	12,500,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase shares of our common stock are subject to the satisfaction of the conditions contained in the underwriting agreement, which include that: the representations and warranties made by us to the underwriters are true; there is no material adverse change in our business; and we deliver customary closing documents to the underwriters.

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriter may be increased or the public offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,875,000 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.15 per share. After the offering, the underwriters may change the offering price and concession and other selling terms.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.40 per share and total underwriting discounts and commissions to be paid to the underwriters is $5,000,000 (or $5,750,000 if the underwriters' option is exercised in full).

        We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $340,000.

        The offering of our shares of common stock is made for delivery when and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation, or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

        We have agreed that we will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, or filing, without the prior written consent of the underwriters for a period of 60 days after the date of the final prospectus supplement for this offering, except that (1) we may issue and sell shares of our common stock upon the conversion or exchange of convertible or exchangeable securities outstanding on the date of this prospectus supplement, (2) we may issue and sell shares of our common stock upon the exercise of options or warrants outstanding on the date of this prospectus supplement or as a result of permitted grants or issuances as described in the following clause (3), (3) we may grant or issue stock options and warrants, restricted stock, phantom stock, and other securities to our employees, officers, and directors pursuant to the terms of a plan in effect on the date of this prospectus supplement, and (4) we may make filings with the SEC in connection with any such grants or issuances.

        Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash, or otherwise, or publicly disclose the intention to make any offer, sale, pledge, or disposition, or to enter into any transaction, swap, hedge, or other arrangement, without, in each case, the prior written consent of the underwriters for a period of 60 days after the date of the final prospectus supplement for this offering, except that such executive officers and directors may sell shares purchased by such executive officers and directors in the open market after the date of this prospectus supplement.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments the underwriters may require in that respect.

        Our common stock is quoted on the New York Stock Exchange under the symbol "FST."

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged, and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the

Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this prospectus. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of us or the underwriters.

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank Securities Inc., and Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, are lenders under our bank credit facilities. In addition, each of the underwriters were initial purchasers of our 8 1/2% senior notes due 2014 that we issued in February 2009.

        Because more than 10% of the net proceeds of this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority.

        This prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than this prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of this prospectus in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the shares are made. Any resale of the shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

        By purchasing shares in Canada and accepting a purchase confirmation a purchaser is representing to us, and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent;

  •
  the purchaser has reviewed the text above under Resale Restrictions; and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

 CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

        An individual may generally be treated as a resident of the United States in any calendar year for United States federal income tax purposes, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents are taxed for United States federal income tax purposes as if they were United States citizens.

        This discussion does not consider:

  •
  United States state or local or non-United States tax consequences;

  •
  all aspects of United States federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including the fact that in the case of a non-U.S. holder that is an entity treated as a partnership for United States federal income tax purposes, the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

  •
  the tax consequences for the stockholders, partners, or beneficiaries of a non-U.S. holder;

  •
  special tax rules that may apply to particular non-U.S. holders that are subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers, and traders in securities; or

  •
  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment.

        The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury Regulations, and administrative and judicial interpretations, all as of the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset (generally, property held for investment).

        Each non-U.S. holder should consult a tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of acquiring, holding, and disposing of shares of our common stock.

Distributions on Common Stock

        We do not expect to pay any cash distributions on our common stock in the foreseeable future. However, in the event we do make such cash distributions, these distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any amount paid in excess of such earnings and profits generally will be treated as a recovery of tax basis, to the extent thereof, and then gain from sale. Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder's conduct of a United States trade or business will be subject to United States federal withholding tax at a 30% rate, or if an income tax treaty applies, a lower rate specified by the treaty.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (as defined under the Code). In that case, we will not have to withhold United States federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements (which may generally be met by providing an Internal Revenue Service ("IRS") Form W-8ECI). In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

        A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. However,

  •
  in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

  •
  in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the U.S. Treasury Regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts, and foreign grantor trusts.

        A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it. A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in this case, the gain will be taxed on a net income basis at the rates and in the manner applicable to United States persons (as defined under the Code), and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; or

  •
  we are or have been a "United States real property holding corporation", or USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are currently a USRPHC for United States federal income tax purposes. However, the tax relating to stock in a USRPHC generally will not apply to a non-U.S. holder whose actual and constructive stock holdings of our common stock constituted 5% or less of our common stock at all times during the applicable period described in the third bullet point, above, provided that our common stock continues to be regularly traded on an established securities market.

U.S. Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder for United States federal estate tax purposes at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding Tax

        Dividends paid to you will generally be subject to information reporting and may be subject to United States backup withholding. You will be exempt from this backup withholding tax if you properly provide a Form W-8BEN certifying under penalties of perjury that you are a non-U.S. holder or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder, or you otherwise establish an exemption. Copies of the information returns reporting such dividends (and the tax withheld with respect to such dividends) may also be made available to the tax authorities in the country in which you reside.

        The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that is, for United States federal income tax purposes:

  •
  a United States person;

  •
  a foreign person that derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  a "controlled foreign corporation;" or

  •
  a foreign partnership, if at any time during its tax year:

  –
  one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

  –
  the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

        If you receive payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless you properly provide a Form W-8BEN certifying under penalties of perjury that you are a non-U.S. person (and the payor does not have actual knowledge or reason to know that you are a United States person, as defined under the Code) or you otherwise establish an exemption.

        You generally may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability provided the required information is timely furnished to the IRS.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, OR FOREIGN TAX LAWS AND TAX TREATIES.

 LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P. The underwriters are being represented by Simpson Thacher & Bartlett LLP.

EXPERTS

        The consolidated financial statements of Forest Oil Corporation and subsidiaries appearing in Forest Oil Corporation's Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Forest Oil Corporation's internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2008, 2007, and 2006 set forth or incorporated by reference in this prospectus are based upon reserve reports audited by DeGolyer and MacNaughton, an independent reservoir engineering firm.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC's website address is www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.forestoil.com. We do not intend for information contained in our website to be part of this prospectus.

        We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date of this prospectus with the SEC will automatically update and supersede this information.

        We incorporate by reference in this prospectus the documents listed below, which we filed with the SEC, and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) subsequent to the date of this prospectus and prior to the termination of the offering of the securities pursuant to this prospectus.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

  •
  Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01) dated February 11, 2009, February 11, 2009, February 17, 2009, March 6, 2009, March 16, 2009, May 11, 2009, and May 19, 2009; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed on October 20, 1997, as amended by Amendment No. 1 to Form 8-A filed on October 17, 2003.

        You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by contacting us at the following address:

  Forest Oil Corporation
  Attention: Corporate Secretary
  707 17th Street
  Suite 3600
  Denver, Colorado 80202
  Phone: (303) 812-1400

        You should rely only on the information contained in this prospectus and the information we have incorporated by reference. We have not authorized anyone to provide you with different information. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations, and prospects may have changed since that date.

PROSPECTUS

FOREST OIL CORPORATION

Common Stock

Preferred Stock

        We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices, and on terms that we will determine at the time of the offering.

        We will provide the specific terms of the securities to be sold by us, and the methods by which we will sell them in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the methods and terms of the offering. We may sell the securities directly or we may distribute them through underwriters, dealers, or agents, or through a combination of these methods of sale. See "Plan of Distribution."

        Our common stock is listed on the New York Stock Exchange under the symbol "FST."

        You should carefully consider the risk factors on page 5 of this prospectus or incorporated by reference herein in evaluating an investment in our securities.

        Our principal executive offices are located at 707 17th Street, Suite 3600, Denver, Colorado 80202, and our telephone number at our principal executive offices is (303) 812-1400.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2009.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, we may from time to time offer and sell the securities covered by this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by us. Each time we offer securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        Additional information about us, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus and the information incorporated by reference in this prospectus, including the risk factors and other cautionary statements described under the heading "Risk Factors" included elsewhere in this prospectus, in our most recent Annual Report on Form 10-K, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K before investing in our securities. See "Where You Can Find More Information."

        Unless this prospectus otherwise indicates or the context otherwise requires, the terms "we," "our," "us," "Forest," or other similar terms as used in this prospectus refer to Forest Oil Corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements are statements, other than statements of historical facts or present facts, that address activities, events, outcomes, and other matters that Forest plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates, or anticipates (and other similar expressions) will, should, or may occur in the future. Generally, the words "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions identify forward-looking statements, and any statements regarding our future financial condition, results of operations, and business are also forward-looking statements. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included elsewhere in this prospectus, in our most recent Annual Report on Form 10-K, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        Forward-looking statements appear in a number of places and include statements with respect to, among other things:

  •
  estimates of our oil and natural gas reserves;

  •
  estimates of our future oil and natural gas production, including estimates of any increases or decreases in our production;

  •
  estimates of future capital expenditures;

  •
  our future financial condition and results of operations;

  •
  our future revenues, cash flows, and expenses;

  •
  our access to capital and our anticipated liquidity;

  •
  our future business strategy and other plans and objectives for future operations;

  •
  our outlook on oil and natural gas prices;

  •
  the amount, nature, and timing of the completion of any planned asset-monetization transactions;

  •
  the amount, nature, and timing of future capital expenditures, including future development costs;

  •
  our outlook on the current financial crisis and our ability to access the capital markets to fund capital and other expenditures;

  •
  our assessment of our counterparty risks and the ability of our counterparties to perform their future obligations; and

  •
  the impact of federal, state, and local political, regulatory, and environmental developments in the United States and foreign locations where we conduct business operations.

        We believe the expectations and forecasts reflected in our forward-looking statements are reasonable, but we can give no assurance that they will prove to be correct. We caution you that these forward-looking statements can be affected by inaccurate assumptions and are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, and sale of oil and gas. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included elsewhere in this prospectus, in our most recent Annual Report on Form 10-K, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, among other things:

  •
  the volatility of oil and natural gas prices;

  •
  the availability of capital on economic terms to fund our significant capital expenditures and acquisitions;

  •
  our level of our indebtedness;

  •
  our ability to replace and sustain production;

  •
  the impact of the current financial crisis on our business operations, financial condition, and ability to raise capital;

  •
  the ability of financial counterparties to perform or fulfill their obligations under existing agreements;

  •
  a lack of available drilling and production equipment, and related services and labor;

  •
  unsuccessful exploration and development drilling activities;

  •
  regulatory and environmental risks associated with exploration, drilling, and production activities;

  •
  declines in the value of our oil and natural gas properties resulting in a decrease in our borrowing base under our bank credit facilities and ceiling test write-downs;

  •
  the adverse effects of changes in applicable tax, environmental, and other regulatory legislation;

  •
  a deterioration in the demand for our products;

  •
  the risks and uncertainties inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and the timing of expenditures;

  •
  the risks of conducting exploratory drilling operations in new or emerging plays;

  •
  intense competition with companies with more capital and larger staffs; and

  •
  the risks of conducting operations outside of the United States and impact of fluctuations in currency exchange rates and political developments on the financial results of our operations.

        Should one or more of the risks or uncertainties described above or elsewhere or incorporated by reference into this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information to reflect events or circumstances after the date of this prospectus, except as required by law. All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus and attributable to us are expressly qualified in their entirety by these cautionary statements. These cautionary statements should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

FOREST OIL CORPORATION

        We are an independent oil and gas company engaged in the acquisition, exploration, development, and production of natural gas and liquids primarily in North America. We were incorporated in New York in 1924, as the successor to a company formed in 1916, and have been a publicly held company since 1969.

        We currently conduct our operations in three geographical segments and five business units. The geographical segments are: the United States, Canada, and International. The business units are: Western, Eastern, Southern, Canada, and International. We conduct exploration and development activities in each of our geographical segments; however, substantially all of our estimated proved reserves and all of our producing properties are located in North America. Our total estimated proved reserves as of December 31, 2008 were approximately 2,668 billion cubic feet equivalent. At December 31, 2008, approximately 87% of our estimated proved reserves were in the United States, approximately 11% were in Canada, and approximately 2% were in Italy.

        Our common stock trades on the New York Stock Exchange under the symbol "FST."

        Our principal executive offices are located at 707 17th Street, Suite 3600, Denver, Colorado 80202, and our telephone number at our principal executive offices is (303) 812-1400.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risk factors discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the applicable prospectus supplement, this prospectus, or incorporated by reference, including the risk factors and other cautionary statements described under the heading "Risk Factors" included in our most recent Annual Report on Form 10-K, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

USE OF PROCEEDS

        We will use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

        Pursuant to our restated certificate of incorporation, our authorized capital stock consists of 210,000,000 shares of stock, including:

  •
  200,000,000 shares of common stock, $0.10 par value per share, of which 97,106,323 shares were issued and outstanding as of May 18, 2009; and

  •
  10,000,000 shares of preferred stock, $0.01 par value per share, which is classified into two classes, senior preferred stock and junior preferred stock, both of which are issuable in one or more series, of which no shares are currently issued or outstanding.

Common Stock

        This section describes the general terms of our common stock. For more detailed information, you should refer to our restated certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference in this prospectus.

        Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "FST."

        All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will, when issued, also be fully paid and non-assessable.

        Our common shareholders are entitled to one vote per share of common stock in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have preemptive or cumulative voting rights.

        Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of any outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution, or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Our common shareholders do not have any preemptive, subscription, redemption, or conversion rights.

        We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve, or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Preferred Stock

        The following summary describes certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including, among other things:

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  the class, the series, the number of shares offered, and the liquidation value of the preferred stock;

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  the price at which the preferred stock will be issued;

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  the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

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  the liquidation preference of the preferred stock;

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  the voting rights of the preferred stock;

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  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

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  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion or exchange; and

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  any additional rights, preferences, qualifications, limitations, and restrictions of the preferred stock.

        Our restated certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our shareholders. The board can also determine the number of shares of each series. Subject to the provisions of our restated certificate of incorporation and limitations prescribed by law, our board may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include, among other things:

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  voting powers;

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  designations;

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  preferences;

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  dividend rights;

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  dividend rates;

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  terms of redemption;

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  redemption process;

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  conversion or exchange rights; and

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  any other terms permitted to be established by our certificate of incorporation and by applicable law.

        In some cases, the issuance of preferred stock could delay, defer, or prevent a change in control of our company. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

        The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

        Certain provisions in our restated certificate of incorporation, bylaws, shareholders' rights agreement, and the New York Business Corporation Law, or NYBCL, may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

        Classified Board of Directors.    Our bylaws contain provisions for a staggered board of directors, with only one-third of the board standing for election each year. A staggered board makes it more difficult for shareholders to change the majority of the directors.

        Shareholder Proposals.    Our bylaws contain provisions requiring advance notification for any shareholder proposal, including, among other things, the nomination by a shareholder of a candidate for election to our board of directors, if such matter is to be brought before an annual meeting or special meeting of the shareholders. These bylaw provisions are the exclusive means by which a shareholder may make nominations or submit other business before a meeting of our shareholders.

        Blank Check Preferred Stock.    Our restated certificate of incorporation authorizes the issuance of blank check preferred stock. Our board of directors can set the voting, redemption, conversion, and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders of common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer, or other takeover attempt which our board opposes.

        Shareholders' Rights Agreement.    Our board of directors has adopted a shareholders' rights agreement. Under the rights agreement, each share of common stock includes a preferred stock purchase right (the "rights"). Each right entitles the registered holder under the circumstances described below to purchase from our company one one-hundredth of a share of our First Series Junior Preferred Stock, par value $0.01 per share (the "preferred shares"), at a price of $120 per one one-hundredth of a preferred share, subject to adjustment. The following is a summary of certain terms of the rights agreement (as amended and restated as of the date of this prospectus). The rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part, and this summary is qualified by reference to the specific terms of the rights agreement.

        Until the distribution date, the rights will be transferred with and only with our common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates or ownership statements issued after October 29, 1993 upon transfer or any new issuance of the common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for common stock, even without such notation or a copy of a summary of the rights being attached thereto, will also constitute the transfer of the rights associated with the common stock represented by such certificate. One right is issued for each share of our common stock issued. The rights will separate from the common stock and a distribution date will occur upon the earlier of: 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding voting shares; and 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding voting shares.

        As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificates alone will thereafter evidence the rights.

        The rights are not exercisable until the distribution date. The rights will expire on October 29, 2013, unless the expiration date is extended or the rights are earlier redeemed or exchanged by us.

        If a person or group acquires beneficial ownership of 20% or more of our outstanding voting shares, each right then outstanding, other than rights beneficially owned by the acquiring persons, which would become null and void, becomes a right to buy that number of shares of common stock, or under certain circumstances, the equivalent number of one one-hundredths of a preferred share, that at the time of such acquisition has a market value of two times the exercise price of the right.

        If we are acquired in a merger or other business combination transaction or assets constituting more than 50% of our consolidated assets or producing more than 50% of our earning power or cash flow are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company that at the time of such transaction has a market value of two times the exercise price of the right.

        The dividend, liquidation, and voting rights, and the non-redemption feature, of the preferred shares are designed so that the value of one one-hundredth of a preferred share purchasable upon exercise of each right will approximate the value of one share of common stock. The preferred shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole preferred share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of (a) $1.00 in cash, and (b) 100 times the aggregate per share dividend declared on the common stock. In the event of liquidation, the holders of preferred shares will be entitled to receive a preferential liquidation payment per whole share equal to the greater of (a) $100 per share, and (b) 100 times the aggregate amount to be distributed per share of common stock. In the event of any merger, consolidation, or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash, or other property, each whole preferred share will be entitled to 100 times the amount received per share of common stock. Each whole preferred share will be entitled to 100 votes on all matters submitted to a vote of our shareholders, and preferred shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our shareholders.

        The purchase price and the number of one one-hundredths of a preferred share or other securities or property issuable upon exercise of the rights may be adjusted from time to time to prevent dilution.

        At any time after a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our outstanding voting shares and before a person or group acquires beneficial ownership of 50% or more of our outstanding voting shares, our board of directors may, at its option, issue common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such person or group, which would become null and void, at the exchange ratio calculated in accordance with the rights agreement.

        At any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding common stock, our board of directors may redeem all, but not less than all, the then outstanding rights at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        Business Combinations under New York law.    We are a New York corporation and are subject to the NYBCL. The business combination provisions of Section 912 of the NYBCL could prohibit or delay mergers or other takeovers or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company. In general such provisions prohibit an interested shareholder (i.e., a person who owns 20% or more of our outstanding voting stock) from engaging in various business combination transactions with our company, unless (a) the business combination transaction, or the transaction in which the interested shareholder became an interested shareholder, was approved by the board of directors prior to the interested shareholder's stock acquisition date, (b) the business combination transaction was approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date, or (c) if the business combination transaction takes place no earlier than five years after the interested shareholder's stock acquisition date, the price paid to all the shareholders under such transaction meets statutory criteria.

        A business combination is defined by Section 912 of the NYBCL as including various transactions between the corporation and an interested shareholder, including mergers, consolidations, transfers of assets (whether by sale, lease, exchange, mortgage, pledge, transfer or otherwise), certain share issuances, liquidation or dissolution, certain reclassifications of securities, and other transactions resulting in financial benefit to the shareholder.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock in the United States is Mellon Investor Services LLC.

PLAN OF DISTRIBUTION

        We may offer and sell the securities in any one or more of the following ways:

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  to or through underwriters;

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  through broker-dealers (acting as agent or principal);

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  directly to one or more other purchasers;

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  through a block transaction in which the broker-dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  through agents; or

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  otherwise through a combination of any of the above methods of sale.

        Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, broker-dealer, or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including, among other things:

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  the purchase price of the securities and the proceeds we will receive from the sale of the securities;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to broker-dealers;

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  any commissions allowed or paid to agents;

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  any securities exchanges on which the securities may be listed;

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  the method of distribution of the securities;

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  the terms of any agreement, arrangement, or understanding entered into with the underwriters or broker-dealers; and

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  any other information we believe is important.

        If underwriters or broker-dealers are used in the sale, the securities will be acquired by the underwriters or broker-dealers for their own account. The securities may be sold from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices;

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  at varying prices determined at the time of sale; or

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  at negotiated prices.

        Such sales may be effected:

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  in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  in transactions in the over-the-counter market;

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  in block transactions in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker-dealer acts as an agent on both sides of the trade;

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  through the writing of options; or

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  through other types of transactions.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or broker-dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or broker-dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or broker-dealers to other broker-dealers may be changed from time to time.

        The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, broker-dealers, or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

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  commercial and savings banks;

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  insurance companies;

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  pension funds;

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  investment companies; and

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  educational and charitable institutions.

        In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters, broker-dealers, and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Some of the underwriters, broker-dealers, or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or other affiliates of ours in the ordinary course of business. Underwriters, broker-dealers, agents, and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

        Any securities initially sold outside the United States may be resold in the United States through underwriters, broker-dealers, or otherwise.

        Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

        The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

        To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

        Certain legal matters in connection with the offered securities will be passed upon by Vinson & Elkins L.L.P.

EXPERTS

        The consolidated financial statements of Forest Oil Corporation and subsidiaries appearing in Forest Oil Corporation's Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Forest Oil Corporation's internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2008, 2007, and 2006 set forth or incorporated by reference in this prospectus are based upon reserve reports audited by DeGolyer and MacNaughton, an independent reservoir engineering firm.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC's website address is www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.forestoil.com. We do not intend for information contained in our website to be part of this prospectus.

        We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date of this prospectus with the SEC will automatically update and supersede this information.

        We incorporate by reference in this prospectus the documents listed below, which we filed with the SEC, and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any

Current Report on Form 8-K) subsequent to the date of this prospectus and prior to the termination of the offering of the securities pursuant to this prospectus.

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

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  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

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  Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01) dated February 11, 2009, February 11, 2009, February 17, 2009, March 6, 2009, March 16, 2009, May 11, 2009, and May 19, 2009; and

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  The description of our common stock contained in our Registration Statement on Form 8-A filed on October 20, 1997, as amended by Amendment No. 1 to Form 8-A filed on October 17, 2003.

        You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by contacting us at the following address:

  Forest Oil Corporation
  Attention: Corporate Secretary
  707 17th Street
  Suite 3600
  Denver, Colorado 80202
  Phone: (303) 812-1400

        You should rely only on the information contained in this prospectus, any prospectus supplement, and the information we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations, and prospects may have changed since that date.

Deutsche Bank Securities	Credit Suisse